EXHIBIT 10.5

FIRST KEYSTONE BANK
AMENDED AND RESTATED AGREEMENT

THIS AMENDED AND RESTATED AGREEMENT (the “Agreement”), between First Keystone Bank (the “Savings Bank”), a federally chartered savings bank, and Carol Walsh (the “Executive”), is hereby amended and restated effective as of March 24, 2010, provided that the effectiveness of this Agreement is subject to and conditioned upon the non-objection of the Office of Thrift Supervision (the “OTS”) as set forth below.

WHEREAS, the Executive is presently an officer and Corporate Secretary of First Keystone Financial, Inc. (the “Corporation”) and the Savings Bank (together, the “Employers”), pursuant to an employment agreement between the Savings Bank and the Executive originally dated as of December 1, 2004 (the “Prior Agreement”);

WHEREAS, the Savings Bank entered into a Supervisory Agreement with the OTS dated as of February 13, 2006 (the “Supervisory Agreement”), which generally precludes the Savings Bank from (i) entering into, renewing, extending or revising any arrangement related to compensation or benefits of any director or senior executive officer of the Savings Bank unless the Savings Bank first: (A) provides a minimum of 30 days’ advance written notice of the proposed transaction to the OTS, and (B) receives a written notice of non-objection from the OTS; and (ii) making or agreeing to make any “golden parachute payments” as defined in 12 U.S.C. Section 1828(k) and 12 C.F.R. Part 359, except as may be permitted by the OTS and the preceding statutory authority;

WHEREAS, the Savings Bank previously authorized a renewal of the Prior Agreement subject to and conditioned upon the receipt of non-objection from the OTS, which non-objection has been requested and was received by letter dated March 4, 2010;

WHEREAS, the Savings Bank previously amended and restated the Prior Agreement in order to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”);

WHEREAS, the Employers desire to assure themselves of the continued availability of the Executive’s services as provided in this Agreement; and

WHEREAS, the Executive is willing to serve the Employers on the terms and conditions hereinafter set forth;

NOW THEREFORE, in consideration of the premises and the mutual agreements herein contained, the parties hereby agree as follows:

1.           Definitions.  The following words and terms shall have the meanings set forth below for the purposes of this Agreement:

(a)           Annual Compensation. The Executive’s “Annual Compensation” for purposes of this Agreement shall be deemed to mean the Executive’s annual base salary in effect immediately prior to the Date of Termination.

(b)           Cause. Termination of the Executive’s employment for “Cause” shall mean termination because of personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order or material breach of any provision of this Agreement.

(c)           Change in Control.  “Change in Control” shall mean a change in the ownership of the Corporation or the Savings Bank or a change in the effective control of the Corporation or the Savings Bank, in each case as provided under Section 409A of the Code and the regulations thereunder.

(d)           Code.  Code shall mean the Internal Revenue Code of 1986, as amended.

(e)           Date of Termination. “Date of Termination” shall mean (i) if the Executive’s employment is terminated for Cause, the date on which the Notice of Termination is given, and (ii) if the Executive’s employment is terminated for any other reason, the date specified in such Notice of Termination.

(f)           Disability. “Disability” shall mean the Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Savings Bank.

(g)           Good Reason.  “Good Reason” means the occurrence of any of the following events:

(i)           any material breach of this Agreement by the Savings Bank, including without limitation any of the following: (A) a material diminution in the Executive’s base compensation, (B) a material diminution in the Executive’s authority, duties or responsibilities, or (C) a material diminution in the authority, duties or responsibilities of the supervisor to whom the Executive is required to report, or

(ii)           any material change in the geographic location at which the Executive must perform her services under this Agreement;

provided, however, that prior to any termination of employment for Good Reason, the Executive must first provide written notice to the Savings Bank within ninety (90) days of the initial existence of the condition, describing the existence of such condition, and the Savings Bank shall thereafter have the right to remedy the condition within thirty (30) days of the date the Savings Bank received the written notice from the Executive.  If the Savings Bank remedies the condition within such thirty (30) day cure period, then no Good Reason shall be deemed to exist with respect to such condition.  If the Savings Bank does not remedy the condition within such thirty (30) day cure period, then the Executive may deliver a Notice of Termination for Good Reason at any time within sixty (60) days following the expiration of such cure period.

(i)           Notice of Termination. Any purported termination of the Executive’s employment by the Savings Bank for any reason, including without limitation for Cause, Disability or Retirement, or by the Executive for any reason, including without limitation for Good Reason, shall be communicated by a written “Notice of Termination” to the other party hereto.  For purposes of this Agreement, a “Notice of Termination” shall mean a notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, (iii) specifies a Date of Termination, which shall be not less than thirty (30) days nor more than ninety (90) days after such Notice of Termination is given, except any termination of the Executive’s employment for Cause shall be effective immediately, and (iv) is given in the manner specified in Section 7 hereof.

(j)           Retirement.  “Retirement” shall mean voluntary termination by the Executive in accordance with the Employers’ retirement policies, including early retirement, generally applicable to their salaried employees.

2.           Benefits Upon Termination. If the Executive’s employment by the Savings Bank shall be terminated subsequent to a Change in Control by (i) the Savings Bank other than for Cause, Retirement or as a result of the Executive’s death or Disability, or (ii) the Executive for Good Reason, then the Corporation or the Savings Bank shall, subject to the provisions of Section 3 hereof:

(a)           pay to the Executive, in a lump sum within five (5) business days following the Date of Termination, a cash severance amount equal to one (1) times the Executive’s Annual Compensation less the value of the benefits to be provided to Executive pursuant to the terms of subsection (b) hereof; and

(b)           maintain and provide for a period ending at the earlier of (i) one (1) year after the Date of Termination or (ii) the date of the Executive’s full-time employment by another employer (provided that the Executive is entitled under the terms of such employment to benefits substantially similar to those described in this subparagraph (b)), at no cost to the Executive, the Executive’s continued participation in all group insurance, life insurance, health and accident insurance, and disability insurance in which the Executive was participating immediately prior to the Date of Termination; provided that any insurance premiums payable by the Savings Bank or any successors pursuant to this Section 2(b) shall be payable at such times and in such amounts (except that the Savings Bank shall also pay any employee portion of the premiums) as if the Executive was still an employee of the Savings Bank, subject to any increases in such amounts imposed by the insurance company or COBRA, and the amount of insurance premiums required to be paid by the Savings Bank in any taxable year shall not affect the amount of insurance premiums required to be paid by the Savings Bank in any other taxable year; and provided further that if the Executive’s participation in any group insurance plan is barred, the Savings Bank shall either arrange to provide the Executive with insurance benefits substantially similar to those which the Executive was entitled to receive under such group insurance plan or, if such coverage cannot be obtained, pay a lump sum cash equivalency amount within thirty (30) days following the Date of Termination based on the annualized rate of premiums being paid by the Savings Bank as of the Date of Termination.

(c)           Notwithstanding anything to the contrary herein, the total amount of severance benefits that the Executive receives under this Agreement and/or the Amended and Restated Agreement between the Corporation and the Savings Bank entered into concurrently with this Agreement shall not in the aggregate exceed the amount of the benefits provided by subsections (a) and (b) of this Section 2.

(d)           In the event that the Executive’s employment is terminated by the Savings Bank for Cause, the Executive shall have no right pursuant to this Agreement to compensation or other benefits for any period after the applicable Date of Termination.

3.           Limitation of Benefits under Certain Circumstances.

(a)           If the payments and benefits pursuant to Section 2 hereof, either alone or together with other payments and benefits which the Executive has the right to receive from the Savings Bank and the Corporation, would constitute a “parachute payment” under Section 280G of the Code, then the payments and benefits payable by the Savings Bank pursuant to Section 2 hereof shall be reduced by the minimum amount necessary to result in no portion of the payments and benefits under Section 2 being non-deductible to the Savings Bank pursuant to Section 280G of the Code and subject to the excise tax imposed under Section 4999 of the Code.  If the payments and benefits under Section 2 are required to be reduced, the cash severance shall be reduced first, followed by a reduction in the fringe benefits.  The determination of any reduction in the payments and benefits to be made pursuant to Section 2 shall be based upon the opinion of independent tax counsel selected by the Savings Bank and paid for by the Savings Bank.  Such counsel shall promptly prepare the foregoing opinion, but in no event later than thirty (30) days from the Date of Termination, and may use such actuaries as such counsel deems necessary or advisable for the purpose.  Nothing contained in this Section 3 shall result in a reduction of any payments or benefits to which the Executive may be entitled upon termination of employment other than pursuant to Section 2 hereof, or a reduction in the payments and benefits specified in Section 2 below zero.

(b)           Notwithstanding any other provision herein to the contrary, for as long as required by the Supervisory Agreement, if the Supervisory Agreement is still in effect as of the date of such termination, or if the Savings Bank is deemed “troubled” as such term is defined in 12 C.F.R. §563.555, the Savings Bank shall not make or agree to make any “golden parachute payments” (as such term is defined in 12 U.S.C. Section 1828(k) and 12 C.F.R. Part 359) prior to such time as the Savings Bank has complied in all respects with the restrictions concerning the making of such payments that apply to the Savings Bank as set forth in 12 C.F.R. Part 359, and has received all required regulatory approvals or non-objections to make such payments.

4.	Mitigation; Exclusivity of Benefits.

(a)           The Executive shall not be required to mitigate the amount of any benefits hereunder by seeking other employment or otherwise, nor shall the amount of any such benefits be reduced by any compensation earned by the Executive as a result of employment by another employer after the Date of Termination or otherwise, except as set forth in Section 2(b) above.

(b)           The specific arrangements referred to herein are not intended to exclude any other benefits which may be available to the Executive upon a termination of employment with the Employers pursuant to employee benefit plans of the Employers or otherwise.

5.           Withholding.  All payments required to be made by the Savings Bank hereunder to the Executive shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Savings Bank may reasonably determine should be withheld pursuant to any applicable law or regulation.

6.           Assignability. The Savings Bank may assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any corporation, bank or other entity with or into which the Savings Bank may hereafter merge or consolidate or to which the Savings Bank may transfer all or substantially all of its assets, if in any such case said corporation, bank or other entity shall by operation of law or expressly in writing assume all obligations of the Savings Bank hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or its rights hereunder.  The Executive may not assign or transfer this Agreement or any rights or obligations hereunder.

7.           Notice. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below:

To the Savings Bank:	President
First Keystone Bank
22 West State Street
Media, Pennsylvania 19063

To the Executive:	Carol Walsh
At the address last appearing on the personnel
records of the Savings Bank

8.           Amendment; Waiver. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and such officer or officers as may be specifically designated by the Board of Directors of the Savings Bank to sign on its behalf.  No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  In addition, notwithstanding anything in this Agreement to the contrary, the Savings Bank may amend in good faith any terms of this Agreement, including retroactively, in order to comply with Section 409A of the Code.

9.           Governing Law.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the United States where applicable and otherwise by the substantive laws of the Commonwealth of Pennsylvania.

10.	Nature of Employment and Obligations.

(a)           Nothing contained herein shall be deemed to create other than a terminable at will employment relationship between the Savings Bank and the Executive, and the Savings Bank may terminate the Executive’s employment at any time, subject to providing any payments specified herein in accordance with the terms hereof.

(b)           Nothing contained herein shall create or require the Savings Bank to create a trust of any kind to fund any benefits which may be payable hereunder, and to the extent that the Executive acquires a right to receive benefits from the Savings Bank hereunder, such right shall be no greater than the right of any unsecured general creditor of the Savings Bank.

11.           Term of Agreement. This Agreement shall terminate two (2) years after the date first written above.  Subject to the last sentence of this Section 11, at least thirty (30) days prior to the first annual anniversary of the date first written above and each annual anniversary thereafter, the Board of Directors of the Savings Bank shall consider and review (with appropriate corporate documentation thereof, and after taking into account all relevant factors, including the Executive’s performance as an employee) the extension of the term of this Agreement for an additional one (1) year. The term of this Agreement shall not be extended unless the Board of Directors of the Savings Bank approves such extension and provides written notice to the Executive, at least thirty (30) days prior to the date of any such anniversary, of the Savings Bank’s election to extend the term beyond its then scheduled expiration date; provided that, notwithstanding the foregoing to the contrary, this Agreement shall be automatically extended for an additional one (1) year upon a Change in Control. Furthermore, notwithstanding the Savings Bank’s action to extend the term, such term shall not extend if the Executive gives notice thirty (30) days prior to the scheduled expiration date of her election to not allow the term of the Agreement to extend. Notwithstanding anything in this Agreement to the contrary, as long as the Savings Bank remains subject to the Supervisory Agreement or is deemed “troubled” as such term is defined in 12 C.F.R. §563.555 and for as long as required by the Supervisory Agreement, any renewal of this Agreement shall be subject to and conditioned upon the written approval or non-objection of the OTS and, if applicable, the Federal Deposit Insurance Corporation (the “FDIC”).

12.           Headings.  The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

13.           Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

14.           Changes in Statutes or Regulations.  If any statutory or regulatory provision referenced herein is subsequently changed or re-numbered, or is replaced by a separate provision, then the references in this Agreement to such statutory or regulatory provision shall be deemed to be a reference to such section as amended, re-numbered or replaced.

15.           Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

16.           Regulatory Prohibition. Notwithstanding any other provision of this Agreement to the contrary, any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act (“FDIA”) (12 U.S.C. §1828(k)) and 12 C.F.R. Part 359.

17.           Regulatory Actions.  The following provisions shall be applicable to the parties to the extent that they are required to be included in agreements between a savings association and its employees pursuant to Section 563.39(b) of the Regulations Applicable to all Savings Associations, 12 C.F.R. §563.39(b), or any successor thereto, and shall be controlling in the event of a conflict with any other provision of this Agreement.

(a)           If the Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Savings Bank’s affairs pursuant to notice served under Section 8(e)(3) or Section 8(g)(1) of the FDIA (12 U.S.C. §§1818(e)(3) and 1818(g)(1)), the Savings Bank’s obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings.  If the charges in the notice are dismissed, the Savings Bank may, in its discretion: (i) pay the Executive all or part of the compensation withheld while its obligations under this Agreement were suspended, and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

(b)           If the Executive is removed from office and/or permanently prohibited from participating in the conduct of the Savings Bank’s affairs by an order issued under Section 8(e)(4) or Section 8(g)(1) of the FDIA (12 U.S.C. §§1818(e)(4) and (g)(1)), all obligations of the Savings Bank under this Agreement shall terminate as of the effective date of the order, but vested rights of the Executive and the Savings Bank as of the date of termination shall not be affected.

(c)           If the Savings Bank is in default, as defined in Section 3(x)(1) of the FDIA (12 U.S.C. §1813(x)(1)), all obligations under this Agreement shall terminate as of the date of default, but vested rights of the Executive and the Savings Bank as of the date of termination shall not be affected.

(d)           All obligations under this Agreement shall be terminated pursuant to 12 C.F.R. §563.39(b)(5), except to the extent that it is determined that continuation of the Agreement for the continued operation of the Savings Bank is necessary: (i) by the Director of the OTS, or his/her designee, at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Savings Bank under the authority contained in Section 13(c) of the FDIA (12 U.S.C. §1823(c)); or (ii) by the Director of the OTS, or his/her designee, at the time the Director or his/her designee approves a supervisory merger to resolve problems related to operation of the Savings Bank or when the Savings Bank is determined by the Director of the OTS to be in an unsafe or unsound condition, but vested rights of the Executive and the Savings Bank as of the date of termination shall not be affected.

18.           Entire Agreement.  This Agreement embodies the entire agreement between the Savings Bank and the Executive with respect to the matters agreed to herein.  All prior agreements between the Savings Bank and the Executive with respect to the matters agreed to herein, including the Prior Agreement, are hereby superseded and shall have no force or effect.  Notwithstanding the foregoing, nothing contained in this Agreement shall affect the agreement of even date being entered into between the Corporation and the Executive.

[signature page follows]

IN WITNESS WHEREOF, this Agreement has been executed effective as of the date first written above.

ATTEST:		FIRST KEYSTONE BANK

By:	/s/ Hugh J. Garchinsky	By:	/s/ Donald S. Guthrie
Name:	Hugh J. Garchinsky		Donald S. Guthrie
Title:	President/CEO		Chairman of the Board of Directors

EXECUTIVE

		By:	/s/ Carol Walsh
Carol Walsh, Individually